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                                                                    Exhibit 12.3

                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (In millions except ratios)

                                                                                                                          Quarter
                                                                                Fiscal Year Ended (1)                      Ended
                                                             -------------------------------------------------------     ---------
                                                             June 28,    June 27,     July 3,    July 1,     June 30,    Sept. 29,
                                                               1997      1998 (2)    1999 (3)     2000       2001 (4)      2001
                                                             --------    -------     -------     -------     -------     ---------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                          $   202     $   224     $   237     $   252     $   270     $     74
   Interest portion of rental expense                             64          61          62          63          64           14
                                                             -------     -------     -------     -------     -------     --------

   Total fixed charges before capitalized interest               266         285         299         315         334           88
      and preferred stock dividend requirements
   Capitalized interest                                           12          10           3           9          14            2
   Preferred stock dividend requirements (5)                      41          24          20          20          18            4
                                                             -------     -------     -------     -------     -------     --------

      Total fixed charges and preferred stock
         dividend requirements                               $   319     $   319     $   322     $   344     $   366     $     94
                                                             =======     =======     =======     =======     =======     ========

Earnings available for fixed charges and preferred stock
      stock dividend requirements:
   Income (loss) before income taxes continuing operations   $ 1,401    ($   531)    $ 1,570     $ 1,567     $ 1,851     $    262
   Less undistributed income in minority owned companies          (7)         (6)         (6)         (8)         (2)          (4)
   Add minority interest in majority-owned subsidiaries           30          25          31          35          51            8
   Add amortization of capitalized interest                       23          25          23          24          24            6
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                      266         285         299         315         334           88
                                                             -------     -------     -------     -------     -------     --------

      Total earnings (losses) available for fixed charges
         and preferred stock dividend requirements           $ 1,713    ($   202)    $ 1,917     $ 1,933     $ 2,258     $    360
                                                             =======     =======     =======     =======     =======     ========

Ratio of earnings (losses) to fixed charges and preferred
   stock dividend requirements                                   5.4        (0.6)        6.0         5.6         6.2          3.8
                                                             =======     =======     =======     =======     =======     ========

Notes
(1)  Our fiscal year ends on the Saturday nearest June 30.
(2) In 1998, we recorded a restructuring provision that reduced income from continuing operations before income taxes by $2,038.
(3) Fiscal 1999 was a 53-week year. In 1999, we recorded a gain on the sale of our tobacco business of $137 and a product recall charge of $76 that resulted in an increase in income from continuing operations before taxes of $61.
(4) In 2001, we recorded a pre-tax charge of $554 in connection with certain reshaping actions, a pre-tax gain of $105 in connection with the IPO of our Coach Inc. subsidiary and a tax-free gain of $862 in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413.
(5) Preferred stock dividends in the computation have been increased to an amount representing the pre-tax earnings that would have been required to cover such dividends.